UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2017

DELCATH SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-16133	06-1245881
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1633 Broadway, Suite 22C, New York, New York

(Address of principal executive offices)

10019

(Zip code)

(212) 489-2100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 2, 2017 and effective as of March 31, 2017, Delcath Systems, Inc. (the “Company”) entered into separate warrant repurchase agreements (the “Warrant Repurchase Agreements”) with each of the investors named on the Schedule of Buyers attached to the Company’s Securities Purchase Agreement with those investors, dated June 6, 2016 (the “SPA”); all terms used in this Current Report and not defined are used as defined in the SPA. Pursuant to the Warrant Repurchase Agreements, each investor agreed to a Controlled Account Release, in an aggregate amount equal to $7,876,312, which funds in each case are to be paid to the respective investor, in exchange for cancellation of the Warrants issued to each investor under the SPA. The Company anticipates that the cash remaining in the Controlled Accounts after this transaction will be sufficient to fund its operating activities through the end of 2017.

The cancellation of the Warrants as a result of these Warrant Repurchase Agreements represents the extinguishment of a liability from the Company’s balance sheet as of the end of fiscal year 2016 of approximately $18 million, which will help resolve the shortfall by the Company in meeting its minimum shareholder equity continued listing requirement for the Nasdaq Capital Market as of December 31, 2016, as reflected in its annual financial statements set forth in its Annual Report on Form 10-K filed last week with the Securities and Exchange Commission.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Form of Warrant Repurchase Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELCATH SYSTEMS, INC.

Date: April 3, 2017	By:	/s/ Barbra Keck
	Name:	Barbra Keck
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Warrant Repurchase Agreement

EXHIBIT 10.1

FORM OF WARRANT REPURCHASE AGREEMENT